As filed with the Securities and Exchange Commission on April 23, 1999

                                              Registration No. 333-
                                                                   ------


                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                      FORM S-8
                               REGISTRATION STATEMENT
                          UNDER THE SECURITIES ACT OF 1933

                               WORONOCO BANCORP, INC.
  (exact name of registrant as specified in its certificate of incorporation)

         DELAWARE                       6035                       04-3444269
(state or other jurisdiction of     (Primary Standard            (IRS Employer
incorporation or organization)  Classification Code Number   Identification No.)

                                 31 COURT STREET
                               WESTFIELD, MA 01086
                                 (413) 568-9141
                       (Address, including zip code, and
                   telephone number, including area code, of
                    registrant's principal executive offices)

                             WORONOCO SAVINGS BANK
                      401(K) SAVINGS PLAN IN SBERA TRUST
                            (Full Title of the Plan)

CORNELIUS D. MAHONEY                              COPIES TO:
PRESIDENT, CHIEF EXECUTIVE OFFICER,               DOUGLAS P. FAUCETTE, ESQUIRE
AND CHAIRMAN OF THE BOARD                         KENT M. KRUDYS, ESQUIRE
WORONOCO BANCORP, INC.                            MULDOON, MURPHY & FAUCETTE LLP
31 COURT STREET                                   5101 WISCONSIN AVENUE, N.W.
WESTFIELD, MA  01086                              WASHINGTON, D.C.  20016
(413) 568-9141                                    (202) 362-0840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
                    1933,  check the following box. / X /
                                                    ----

==================================================================================================================================
     Title of each Class of            Amount to be      Proposed Purchase            Estimated Aggregate         Registration
   Securities to be Registered        Registered (1)      Price Per Share              Offering Price(2)              Fee
==================================================================================================================================
          Common Stock                    72,647
         $.01 par Value                   Shares            $9.00 (3)                     $653,823                  $182
----------------------------------------------------------------------------------------------------------------------------------
          Participation
            Interests                      (4)                                                                       (5)
==================================================================================================================================

(1)   Together with an  indeterminate  number of additional  shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Woronoco  Savings Bank 401(k) Savings Plan in SBERA Trust (the "Plan") as the result of a stock split,  stock  dividend or similar  adjustment of  the  outstanding  Common  Stock of Woronoco Bancorp, Inc.  pursuant to 17
      C.F.R. ss.230.416(a).
(2)   Estimated solely for the purpose of calculating the registration fee.
(3)   The last sale price of the  common stock of Woronoco Bancorp,  Inc. (the "Common  Stock") as reported on the American  Stock
      Exchange  ("AMEX") on  April 16, 1999 in accordance with 17 C.F.R. ss.230.457(c).
(4)   In  addition,  pursuant  to 17  C.F.R.  ss.230.416(c),  this  registration statement also covers an  indeterminate amount of interests to be offered or sold pursuant to the  employee benefit plan described herein based upon  the  maximum amount that could be issued  under the plan  pursuant to 17 C.F.R. ss.230.457(h).
(5)   In accordance with 17 C.F.R. ss.230.457(h),  the registration fee has been  calculated  on the basis of the number of shares of Common  Stock that may  be  purchased  with the  current  assets of such Plan.  Accordingly,  no separate fee is required for the participation interests.


THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SS.230.462.
Number of Pages 14
Exhibit Index begins on Page 11

WORONOCO BANCORP, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for Wornoco Bancorp, Inc. 401(k) Savings Plan in SBERA Trust ("401(k) Plan") required by Part I of the Registration Statement will be sent or given to the participants in the 401(k) Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

         (a) The Prospectus filed with the SEC by the Registrant (File No. 333-67255) pursuant to Rule 424(b)(3) on January 28, 1999, which includes the consolidated balance sheets of Woronoco Savings Bank and Subsidiaries (the "Bank") as of August 31, 1998 (unaudited), December 31, 1997 and 1996, and the related consolidated statements of income, changes in surplus, and cash flows for the eight months ended August 31, 1998 and 1997 (unaudited) and for each of the three years in the three-year period ended December 31, 1997, together with the related notes and the report of Wolf & Company, P.C., independent certified public accountants.

         (b) The description of Registrant's Common Stock contained in Registrant's Form 8-A (File No. 001-14671), as filed with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and rule 12b-15 promulgated thereunder, on December 4, 1998, and declared effective January 13, 1999 as incorporated by reference from the Company's Form S-1 (File No. 333- 67255) declared effective on January 13, 1999.

         (c) All documents filed by the Company and the 401(k) Plan, where applicable, pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

          ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

         The Common Stock to be offered pursuant to the 401(k) Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

         The consolidated balance sheets of Woronoco Savings Bank and Subsidiaries (the "Bank") (the registrant did not receive any proceeds until after the effective date and therefore had no assets or liabilities) as of August 31, 1998 (unaudited), December 31, 1997 and 1996, and the related consolidated statements of income, changes in surplus, and cash flows for the periods ended August 31, 1998 and 1997 (unaudited) and for each of the three years in the three-year period ended December 31, 1997, together with the related notes and the report of Wolf & Company, P.C. independent auditors, dated February 27, 1998 (except for Note 16 as to which the date is August 26, 1998) incorporated by reference in this Registration Statement, have been incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS AND PLAN ADMINISTRATOR.


         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the General Corporation Law of Delaware as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exists.

         In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:
-----

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent, or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no
further  right  to  appeal  (hereinafter  a  "final   adjudication")  that  such
indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:
--------

       A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

       Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

       The registrant is also permitted to maintain directors' and officers' liability insurance covering its directors and officers and has obtained a directors' and officers' liability and corporation reimbursement policy which (subject to certain limits and deductibles) (i) insures officers and directors of the Registrant against loss arising from certain claims made against them by reason of their being such directors or officers, and (ii) insures the Registrant against loss which it may be required or permitted to pay as indemnification due its directors or officers for certain claims.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

       Not applicable.

ITEM 8.   LIST OF EXHIBITS.

       The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

      (a)   List of Exhibits (filed herewith unless otherwise noted)

      3.1   Certificate of Incorporation of the Registrant.1
      3.2   Bylaws of the Registrant.1
        4   Stock Certificate of Woronoco Bancorp, Inc.1

        8 Tax Opinion not required. The Registrant has submitted or hereby undertakes to submit the 401(k) Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.

       23   Consent of Wolf & Company, P.C.

       24   Power of Attorney is located on the signature pages.
--------------------------
1 Incorporated herein by reference from the Exhibit of the same number contained in the Registration Statement on Form S-1 (SEC No. 333-67255), as amended, and declared effective on January 13, 1999.

ITEM 9.   UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                 (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to

                         Section  13 or  15(d)  of the  Exchange  Act  that  are
                         incorporated   by  reference  into  this   Registration
                         Statement;

         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Woronoco Bancorp, Inc. certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westfield, MA on April 21, 1999.

                                    WORONOCO BANCORP, INC.


                                    By: /s/ Cornelius D. Mahoney
                                       --------------------------------
                                       Cornelius D. Mahoney
                                       President, Chief Executive Officer, and
                                       Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Debra L. Murphy, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Name                  Title                                    Date
      ----                  -----                                    ----

/s/ Cornelius D. Mahoney    Director, President, Chief           April 21, 1999
--------------------------  Executive Officer, and Chairman
Cornelius D. Mahoney        of the Board
                            (principal executive officer)

/s/ Debra L. Murphy         Senior Vice President and            April 21, 1999
--------------------------  Chief Financial Officer
Debra L. Murphy             (principal accounting and
                            financial officer)

/s/ James A. Adams          Director                             April 21, 1999
--------------------------
James A. Adams


/s/ William G. Aiken        Director                             April 21, 1999
--------------------------
William G. Aiken

/s/ Paul S. Allen           Director                             April 21, 1999
--------------------------
Paul S. Allen


/s/ Francis J. Ehrhardt
--------------------------  Director                             April 21, 1999
Francis J. Ehrhardt


/s/ Joseph M. Houser, Jr.   Director                             April 21, 1999
--------------------------
Joseph M. Houser, Jr.


/s/ Joseph P. Keenan        Director                             April 21, 1999
--------------------------
Joseph P. Keenan


/s/ Richard L. Pomeroy      Director                             April 21, 1999
--------------------------
Richard L. Pomeroy


/s/ Ann V. Schultz          Director                             April 21, 1999
--------------------------
Ann V. Schultz


/s/ Norman H. Storey        Director                             April 21, 1999
--------------------------
Norman H. Storey


/s/ D. Jeffrey Templeton    Director                             April 21, 1999
--------------------------
D. Jeffrey Templeton


/s/ Paul Tsatsos            Director                             April 21, 1999
--------------------------
Paul Tsatsos

THE PLAN.

     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Woronoco Saving Bank 401(k) Savings Plan in SBERA Trust) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Westfield, Massachusetts on April 21, 1999.


                        WORONOCO SAVINGS BANK 401(K) SAVINGS PLAN IN SBERA TRUST

                        By: /s/ Mary Routier
                            --------------------------------
                            Mary Routier
                            Plan Administrator

                                 EXHIBIT INDEX
                                 -------------

                                                                                                                     Sequentially
                                                                                                                       Numbered
                                                                                                                         Page
   Exhibit No.           Description                       Method of Filing                                            Location
-----------------        --------------------------        ----------------------------------------------------     ----------------
       3.1               Certificate of                    Incorporated herein by reference from the Exhibits               --
                         Incorporation of the              of the Registrant's Registration Statement on Form
                         Registrant                        S-1 filed with the SEC and declared effective on
                                                           January 13, 1999.

       3.2               Bylaws of the                     Incorporated herein by reference from the Exhibits               --
                         Registrant                        of  the  Registrant's  Registration  Statement  on
                                                           Form S-1 filed with the SEC and declared effective
                                                           on January 13, 1999.

        4                Stock Certificate of              Incorporated herein by reference from the Exhibits               --
                         Woronoco Bancorp,                 of the Registrant's Registration Statement on Form
                         Inc.                              S-1 filed with the SEC and declared effective on
                                                           January 13, 1999.

        8                Tax Opinion not                   The Registrant has submitted or hereby undertakes                --
                         required                          to submit the 401(k) Plan and any amendment thereto
                                                           to the Internal Revenue Service ("IRS") in a timely
                                                           manner and has made or will make all changes required
                                                           by  the IRS in  order  to qualify the plan.

       23                Wolf & Company,                   Filed herewith.                                                  14
                         P.C.

       24                Power of Attorney                 Located on the signature page.                                   --






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